FOR IMMEDIATE RELEASE

Exhibit 99.1

PhotoWorks' 3rd Quarter Digital Sales

Are Up 78% to $1.4M

SEATTLE—August 7, 2006--PhotoWorks®, Inc. (OTCBB:PHTW), an Internet based digital photo-publishing company, today reported results for the 3rd quarter of fiscal year 2006 ended June 30, 2006.

•	Digital revenue increased 77.7% over the same period last year to $1.4 Million
•	Gross Margin jumped to 36.1% compared to 29.9% in the same period last year

"PhotoWorks is continuing to show strong demand for its online digital photography services with our third consecutive quarter with over 75% growth," said Joseph W. Waechter, Chairman of PhotoWorks. "Our restructuring and investments in our new digital product line are continuing to show good results."

For the 3rd fiscal quarter ended June 30, 2006:

Digital revenue totaled $1,356,000, an increase of 78% from $763,000 over the same quarter of 2005. For the fiscal year to date, digital revenue totaled $5,030,000, an increase of 75.3% over the same period last year of $2,870,000.

Traditional 35mm film processing revenue totaled $1,329,000 for the quarter, a 44.6% decline from $2,397,000 over the same period last year. For the fiscal year to date, traditional film revenues were $4,145,000, a 44% decline from $7,443,000.

"Q3 represents a significant point in the turn-around of PhotoWorks. Our higher margin digital revenue now represents the majority of total revenue, and we look forward to further gains in this area," Waechter said.

Gross margin as a percentage of net revenues increased to 36.1% compared to 29.9% in the 3rd quarter of fiscal year 2005. For the fiscal year to date, gross margin increased to 39.7% compared to 31.5% over the same period last year. The increase of gross margin is the result of higher margin sales and the streamlining of operations.

The Company reported a net loss of $1,283,000 compared to a net loss of $1,631,000 in the 3rd quarter of fiscal year 2005. For the fiscal year to date, the Company reduced its net loss to $2,544,000 from $4,173,000 over the same period last year, a 39.0% improvement.

About PhotoWorks, Inc.

PhotoWorks®, Inc. is an Internet based digital photo-publishing company. The company's web based services allow PC and Mac users to create hard bound photo books, customized greeting cards, calendars, prints and other photography sourced products straight from their computers. Formerly known as Seattle Film Works, PhotoWorks has a 30-year national heritage of helping photographers share and preserve their memories with innovative and inspiring products and services. More information on the Company is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

PhotoWorks® is a trademark of PhotoWorks, Inc.

Contact:

PhotoWorks, Lisa Amore, 206-322-4658, lisa@amorepr.com

PHOTOWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006 (Unaudited)	June 24, 2006 (Unaudited)	Sept 24, 2005 (audited)
ASSETS			
CURRENT ASSETS			
Cash and cash equivalents	$ 1,235	$ 1,396	$ 1,872
Receivables	103	83	249
Inventories	248	208	80
Prepaid expenses	165	138	60
TOTAL CURRENT ASSETS	1,751	1,825	2,261
PROPERTY AND EQUIPMENT, NET	452	452	483
OTHER ASSETS			
Long-term vendor receivable	113	113	175
Lease deposits	24	24	33
TOTAL OTHER ASSETS	137	137	208
TOTAL ASSETS	$ 2,340	$ 2,414	$ 2,952
LIABILITIES & STOCKHOLDERS' DEFICIT			
CURRENT LIABILITIES			
Accounts payable	$ 1,260	$ 1,332	$ 953
Accrued compensation	349	186	463
Other accrued expenses	112	156	713
ITC penalty, current portion	245	245	252
Current portion of lease obligations	-	-	6
Deferred revenues	165	209	408
Current portion of subordinated debentures	-	-	65
TOTAL CURRENT LIABILITIES	2,131	2,128	2,860
LONG-TERM LIABILITIES			
ITC penalty, non-current portion	233	233	274
Capital lease obligations, net of current portion	-	-	7
Subordinated convertible debentures	2,023	2,020	
Debenture Interest			
TOTAL LONG-TERM LIABILITIES	2,256	2,253	281
TOTAL LIABILITIES	4,387	4,381	3,141
STOCKHOLDERS' DEFICIT			
Common stock, 101,250,000 shares authorized, $0.01 par value; 19,794,672 shares issued and outstanding	198	198	198
Additional paid-in capital	24,747	24,747	24,061
Accumulated deficit	(26,992)	(26,912)	(24,448)
TOTAL STOCKHOLDERS' DEFICIT	(2,047)	(1,967)	(189)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 2,340	$ 2,414	$ 2,952

The accompanying condensed notes are an integral part of these consolidated financial statements.